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EXHIBIT 4.48


                               KANAKARIS WIRELESS
                      2716 OCEAN PARK BOULEVARD, SUITE 2005
                         SANTA MONICA, CALIFORNIA 90405



                                   May 4, 2002

The Hopkins Family Trust
25981 Glen Canyon
Laguna Hills, California 92653


Dear Mr. Hopkins:

         The purpose of this letter is to memorialize our agreement with respect to an investment by The Hopkins Family Trust (the "Trust") in Kankaris Wireless (the "Company"). The Company and the Trust hereby agree that the Company shall issue to the Trust 714,285 shares of its common stock (the "Shares") in exchange for Thirty Thousand Dollars ($30,000) cash. In addition, the Company agrees to register those Shares for resale by the Trust pursuant to a registration statement on Form SB-2 (or other similar form).

         Contemporaneously herewith, the Trust is executing and delivering to the Company a certain Investment Representation Letter certifying, among other things, that the Trust is an "accredited investor" within the meaning of Regulation D of the Securities Act of 1933, as amended, and that the Trust is acquiring the Shares for its own account and not with a view to the distribution thereof.

         If you are in agreement with the foregoing terms, please execute and return a copy of this letter at your earliest convenience.

                                             Very truly yours,

                                             KANAKARIS WIRELESS

                                             /s/ Alex F. Kanakaris

                                             Alex F. Kanakaris, President & CEO

ACKNOWLEDGED AND AGREED:

THE HOPKINS FAMILY TRUST

/s/ William G. Hopkins

William G. Hopkins, Trustee